UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2008
LUMINEX CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-30109	74-2747608

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 Technology Boulevard, Austin, Texas	78727

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 219-8020
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) 2008 Cash-Based Executive Performance Incentives
     On March 25, 2008 at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Luminex Corporation (the “Company”), after consideration of presentations and recommendations of Patrick J. Balthrop, the Company’s President and Chief Executive Officer, an independent compensation consultant, and such other matters and information as deemed appropriate, the Committee approved the 2008 cash-based performance incentive opportunities for the Company’s executive officers. The bonus opportunities for the Company’s executive officers other than Mr. Balthrop, the Company’s President and Chief Executive Officer, are referred to as the “Management Incentive Plan,” and Mr. Balthrop’s bonus opportunity is referred to as the “CEO Bonus Plan.”
     Management Incentive Plan. The performance awards under the Management Incentive Plan are based upon achievement of established Company performance objectives (“Company Objectives”) as well as personal business objectives (“Individual Objectives”), in each case as determined by the Committee. The Company Objectives are based on total revenue, assay revenue, total combined consumable and royalty revenue, gross profit, operating profit and operating expenses, with each objective given a specified weight. The Individual Objectives vary by executive and are based on specified management or strategic initiatives, projects or other requirements, leadership and/or team contributions, with each objective given a specified weight.
     The total target awards under the Management Incentive Plan are weighted 50% for the achievement of Company Objectives and 50% for the achievement of Individual Objectives and are based on a target bonus established by the Committee for each participant. The target bonuses for each executive officer (excluding Mr. Balthrop) approved at the meeting, reflected as a percentage of 2008 earned base salary, are as follows:

Name	Title	Target Bonus
Russell W. Bradley	Vice President, Business Development and Strategic Planning	50%
Jeremy Bridge-Cook, Ph.D.	Vice President, Molecular Diagnostics	50%
Douglas C. Bryant	Executive Vice President and Chief Operating Officer	70%
John C. Carrano, Ph.D.	Vice President, Research and Development	50%
Harriss T. Currie	Chief Financial Officer, Vice President, Finance, and Treasurer	50%
Gregory J. Gosch	Vice President, Luminex Bioscience Group	50%
David S. Reiter	Vice President, General Counsel and Corporate Secretary	50%
Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable targets were met. The Company Objectives are subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential bonus for Company Objectives based on financial results between specified threshold and maximum performance levels of the applicable performance targets, calculated on a linear basis. Accordingly, no bonus is paid with respect to the Company Objectives for results below the specified thresholds. Individual Goals are not subject to an overachievement scale, but specified project goals are graded 100% for on time completion, 75% for completed late, 50% for partially complete and 0% for failure to produce partial completion. Accordingly, total awards (inclusive of Company Objectives and Individual Objectives) can range from zero to a maximum of 150% of the target bonus. The Committee will make all calculations and determinations with respect to payment of bonuses under the Management Incentive Plan in its sole discretion.

     CEO Bonus Plan. The CEO Bonus Plan is based upon achievement of established financial objectives on a Company level and established project and R&D objectives, in each case as determined by the Committee. The financial objectives are based on (i) total revenue, (ii) gross profit and (iii) earnings before interest, taxes, depreciation, amortization and stock compensation expense, with each financial objective given a specified weight. The project objectives are based on specified projects or other requirements and the R&D objectives are based on certain research and development goals, including goals for Luminex Molecular Diagnostics and Luminex Bioscience Group, with each project or R&D objective given a specified weight.
     The total target awards under the CEO Bonus Plan are weighted 45% for the achievement of the financial objectives, 30% for project objectives and 25% for the achievement of the R&D objectives. The target bonus established by the Committee is 100% of Mr. Balthrop’s 2008 earned base salary. Additionally, Mr. Balthrop’s potential bonus is subject to an over/underachievement scale with possible payouts between 0% and 150% with respect to financial objectives based on financial results between specified threshold performance levels and maximum performance levels of 120% of the applicable performance targets, calculated on a linear basis. The project and R&D goals that are not financial are graded 100% for on time completion, 75% for completed late, 50% for partially complete and 0% for failure to produce partial completion. Accordingly, the CEO Bonus Plan provides for a potential bonus ranging from 0% to 130% of Mr. Balthrop’s base salary. Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable objectives were met. The Committee will make all calculations and determinations with respect to payment of Mr. Balthrop’s bonus under the CEO Bonus Plan in its sole discretion.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINEX CORPORATION
Date: March 28, 2008	By:	/s/ Harriss T. Currie
Harriss T. Currie, Chief Financial Officer, Vice President, Finance, and Treasurer